Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-168094
PROSPECTUS SUPPLEMENT NO. 10
(to Prospectus dated August 6, 2010)
5,150,680 Shares
Common Stock

     This Prospectus Supplement No. 10 supplements the prospectus dated August 6, 2010, or the prospectus, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-168094). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 4, 2011 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
     The prospectus and this prospectus supplement relate to the disposition from time to time by Small Cap Biotech Value, Ltd., or SCBV, or its permitted transferees or other successors-in-interest, of up to 5,150,680 shares of our common stock. We are not selling any common stock under the prospectus and this prospectus supplement, and will not receive any of the proceeds from the sale of shares by SCBV.
     Our common stock is listed on The NASDAQ Global Market under the symbol “ONTY.” On January 4, 2011, the last reported sale price of our common stock on The NASDAQ Global Market was $3.24.
     This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the prospectus. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

     Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2011.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2011
ONCOTHYREON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
(Address of principal executive offices, including zip code)
(206) 801-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 3, 2011, consistent with our performance review policy with respect to incentive bonuses described in the section captioned “Executive Compensation—Compensation Discussion and Analysis—Variable Cash Compensation—Incentive Bonuses” of our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2010, the compensation committee of our board of directors approved 2010 performance bonuses for our senior officers. The compensation committee also approved 2011 base salaries for each of our senior officers. At a prior meeting, held on December 1, 2010, the compensation committee approved option grants to each of our senior officers.

				Option Grant
Name	Title	2010 Incentive Bonus	2011 Base Salary	(in shares)
Dr. Robert Kirkman	President and Chief Executive Officer	$135,188	$398,000	100,000
Ms. Julie Eastland	Chief Financial Officer, Vice President of Corporate Development and Secretary	25,000	252,500	50,000
Mr. Gary Christianson	Chief Operating Officer	74,883	283,250	50,000
Dr. Diana Hausman	Vice President of Clinical Development	65,443	307,750	50,000
Dr. Scott Peterson	Vice President of Research and Development	37,312	200,000	50,000
     The options granted to each of the officers have an exercise price equal to $3.32, the closing price of our common stock on The NASDAQ Global Market on December 1, 2010. One fourth of the shares underlying each option will vest on the first anniversary thereafter, and 1/48th of the shares underlying each option will vest on each monthly anniversary of the date of grant, such that the shares underlying each option will be fully vested on the fourth anniversary of the date of grant.
     Dr. Kirkman, Ms. Eastland, Mr. Christianson, Dr. Hausman and Dr. Peterson are eligible to receive in 2011 incentive bonuses under our performance review policy of up to 50%, 30%, 35%, 30% and 30%, respectively, of their base salary. The 2011 performance goals for our senior officers are related to various corporate objectives, including objectives related to our financial condition, stock price performance, development of our product candidates, technical operations, regulatory filings and certain business development activities (although the weighting for such performance goals differs between such senior officers).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.
By:	/s/ Robert L. Kirkman, M.D.
Robert L. Kirkman, M.D.
President & Chief Executive Officer

Date: January 4, 2011